EXHIBIT 19.1
IRON MOUNTAIN INCORPORATED
INSIDER TRADING POLICY

1.Key Definitions
●10b5-1 Plans are contracts, instructions, or plans intended to satisfy the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
●Employees as used in this policy refers to Iron Mountain Incorporated’s (“Iron Mountain”) directors, officers, employees, independent contractors and consultants, whether they work for us on a full-time, part-time, consulting, or temporary basis.
●Family Members include each (i) family member living with an Employee, (ii) person living in an Employee’s household, and (iii) family member who does not reside with an Employee, but whose trading in Securities is directed by the Employee or subject to the Employee’s influence or control (such as parents or children who consult with the Employee before they trade in Securities).
●Key Employees are Employees designated as such by the General Counsel’s office according to the categories on Schedule A of this Insider Trading Policy (this “Policy”) and who have been notified by the General Counsel’s office that they have been designated as such. Schedule A may be amended from time to time independent of this Policy.
●Section 16 Reporting Officers are officers who have been designated by Iron Mountain’s board of directors as subject to the reporting requirements of Section 16 of the Exchange Act.
●Securities refers to shares of Iron Mountain stock and options, warrants, puts and calls, and other derivative securities related to Iron Mountain stock.
●Senior Officers are (i) executive vice presidents, (ii) senior vice presidents reporting directly to the chief executive officer (if any) or (iii) other officers who have been designated as Section 16 Reporting Officers.
●Trading refers to the purchase or sale of Securities.
2.Purpose and Scope
This Policy provides Iron Mountain’s Employees with guidelines for when trading in Securities is appropriate. This Policy applies to all Employees, and all Employees must comply with this Policy. This Policy also applies to Family Members of Employees and entities controlled by Employees. Each Employee is responsible for the transactions of such Employee’s Family Members and entities controlled by such Employee, and Employees should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their own account. Each Employee should therefore make such Employee’s Family Members and entities such Employee controls aware of the need to confer and coordinate with such Employee before they trade in Securities.

3.Insider Trading Laws
No Employee may trade Securities at a time when such Employee possesses “material nonpublic information” relating to Iron Mountain (commonly known as “inside information”). This conduct is known as “insider trading,” and it is prohibited by U.S. federal securities laws. No Employee may pass material nonpublic information on to someone who may trade Securities on the basis of that information. This is known as “tipping,” and is also prohibited by U.S. federal securities laws.
These prohibitions apply to Securities and securities of other companies if you learn something in the course of your duties that may affect the value of such securities.
When is information material and nonpublic? Information about a company is considered “material” if it is likely to influence a typical investor’s decision to buy, sell or hold Securities. Material information can include information that something is likely to happen or information that something merely could happen. Either positive or negative information may be material. It is not possible to define all categories of material nonpublic information, but some examples include:
●financial results or projections of future earnings or losses or changes in previously disclosed projections;
●dividend increases or decreases;
●merger, acquisition or joint venture proposals or agreements;
●dispositions of assets or businesses;
●an increase or decline in business, or expansion or curtailment of operations;
●significant or material legal exposure due to actual, pending or threatened litigation;
●cybersecurity risks and incidents;
●unusual borrowings, changes in liquidity or new debt offerings;
●a purchase or sale by Iron Mountain of its stock, including a proposed public offering;
●changes in management or the board of directors; and
●a change in Iron Mountain’s auditors or a notification from Iron Mountain’s auditors that Iron Mountain may no longer rely on any audit report.
Information about a company is considered “non-public” until (1) it has been effectively communicated to the marketplace via a filing with the U.S. Securities and Exchange Commission, a publicly available call or webcast, a press release, or the like and (2) enough time has elapsed to permit the investment market to absorb and evaluate the information.

4.The Basic Guidelines
If an Employee is aware of inside information, such Employee may not trade Securities or the stock of any other company involved in any transactions which are the subject of the inside information. If an Employee is aware of inside information, such Employee must not share the information with any of such Employee’s Family Members, friends or other persons, and such Employee must also not share the information with another Employee unless that Employee needs to know the information to effectively do his or her job.
Iron Mountain may not selectively disclose material nonpublic information. Iron Mountain has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Employees are not permitted to discuss inside information with anyone other than other Employees who need to know. Employees are required to exercise care to prevent the inadvertent disclosure of inside information to others (e.g., by discussing business plans in a public place or on a public web site).
Only designated individuals may speak on behalf of Iron Mountain. It is very important that any communications with members of the financial press, investment analysts, or others in the financial community be made through an appropriately designated individual under carefully controlled circumstances. If an Employee receives any inquiries of this nature, unless such Employee is expressly authorized to the contrary, such Employee is required to decline comment and refer the inquirer to the investor relations team.
IF WE DISCLOSE MATERIAL INFORMATION, EMPLOYEES MUST WAIT UNTIL 4:00 P.M. U.S. EASTERN TIME THE FIRST BUSINESS DAY AFTER THE DISCLOSURE BEFORE THEY TRADE SECURITIES TO ALLOW THE MARKET TO ABSORB THE INFORMATION.
5.Certain Specific Trading Restrictions
To protect Employees and Iron Mountain from allegations of insider trading, and to avoid even the appearance of an improper transaction, Iron Mountain has established specific restrictions on the ability of Employees to trade Securities.
5.1. No Trading During Blackout Periods.
Quarterly Blackout periods. Directors and Key Employees may not trade in Securities during quarterly “blackout periods,” which
●begin at 4:00 p.m. U.S. Eastern time on the 6th business day before the end of the last month of each fiscal quarter; and
●end the first trading day after the day of the public release of the quarter’s earnings at
o9:00 a.m. U.S. Eastern time, if the release was issued before opening of trading on the New York Stock Exchange, and
o4:00 p.m. U.S. Eastern time, if the release was issued after opening of trading on the New York Stock Exchange.
This Policy is based on the presumption that, during a blackout period, certain Employees may have access to the quarter’s financial results, which are deemed material, nonpublic information until they are disseminated into the marketplace.
Special Blackout Periods. From time to time, other types of inside information regarding Iron Mountain (such as mergers, acquisitions, dispositions, material litigation or material cyber security breaches) may not be publicly disclosed or pending. While such material nonpublic information is pending, Iron Mountain may impose special blackout periods during which certain Employees are prohibited from trading in Securities. Employees will be notified in writing if they become subject to a special blackout period.
5.2. No Trading or Establishing Rule 10b5-1 Plans without Pre-Approval.
Directors and Key Employees are required to receive approval from the General Counsel’s office before buying or selling Securities (or otherwise making any transfer, gift, pledge or loan thereof) or establishing a 10b5-1 Plan. Pre-approval may be requested by submitting the Pre-Clearance Certification, attached as Schedule B, to the General Counsel’s office. The approval will be evidenced by a countersigned certification. If a director or Key Employee does not trade within seven calendar days of receiving the countersigned certification, such director or Key Employee must re-sign and re-submit the Pre-Clearance Certification. Pre-clearance is not required for purchases and sales of stock under an approved 10b5-1 Plan described in Section 5.3 below.
5.3. Trading via 10b5-1 Plans
Senior Officers may only trade Securities via a 10b5-1 Plan that has been approved in advance by the General Counsel’s office. Directors and Key Employees who are not Senior Officers are not required to trade Securities via a 10b5-1 Plan, however, in the event that any director or Key Employee who is not a Senior Officer elects to establish a 10b5-1 Plan, such director or Key Employee is also required to receive approval from the General Counsel’s office before establishing a 10b5-1 Plan.
Among other things, the General Counsel’s office requires that each 10b5-1 Plan entered into by a director or Key Employee (including any Senior Officer) include a representation from the individual adopting the 10b5-1 Plan that such individual (i) is not aware of any material nonpublic information about Iron Mountain or its Securities and (ii) is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
Additionally, any 10b5-1 Plan will be subject to a “cooling off period” as described below.
●Each 10b5-1 Plan adopted by a director or Senior Officer must provide that trading under the 10b5-1 Plan cannot begin until the later of (i) 90 days after the adoption of the 10b5-1 Plan or (ii) two business days following the disclosure of Iron Mountain’s financial results in a 10-Q or 10-K for the fiscal quarter in which the 10b5-1 Plan is adopted (but, in either case, not to exceed 120 days following the adoption of the 10b5-1 Plan).
●Each 10b5-1 Plan adopted by an Employee other than a director or Senior Officer must provide that trading under such 10b5-1 Plan cannot begin until at least 30 days after the adoption of such 10b5-1 Plan.
Any change to the amount, price, or timing of the purchase or sale of Securities within a 10b5-1 Plan constitutes termination of the 10b5-1 Plan and the adoption of a new 10b5-1 Plan, which triggers the “cooling-off” period described above.
5.4.Transactions Not Permitted During any Time
Applicable to All Employees. All Employees are prohibited at any time from engaging in the following transactions in Securities:
●No Short Sales: At no time may any Employee sell Securities short. Generally, a short sale is the sale of a security in the hopes of a price decline that will allow repurchase at a lower price. For purposes of this Policy, Iron Mountain views transactions in which an Employee does not own Securities at the time of the sale, as well as those in which an Employee owns Securities but plans to deliver Securities other than such Employee’s own Securities in connection with the sale, as short sales;
●No Options Trading: No Employee may engage in any transaction in publicly traded options on Securities, including puts or calls or other derivative securities, because such speculation can harm Iron Mountain by sending inappropriate or potentially misleading signals to the market. This prohibition applies to all types of publicly traded options (other than employee stock options granted by Iron Mountain);
●No Short-term Trading: If an Employee purchases or sells Securities, such Employee may not conduct an opposite way transaction in any Securities of the same class for at least six (6) months after the purchase or sale;
●No Standing or Limit Orders: No Employee may engage in any standing or limit orders in Securities, unless executed by a broker pursuant to an Employee’s 10b5-1 Plan(s) previously approved pursuant to this policy. Generally, a standing or a limit order is an order to buy or sell a set amount of stock at a specified price or better;
●No Hedging: No Employee may enter into hedging or monetization transactions or similar arrangements with respect to Securities; and
●No Trading on Margin and Pledging by Certain Employees. Directors and Employees with the title of senior vice president or above may not place Securities in margin accounts or otherwise pledge Securities. This restriction is in place because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Securities and could otherwise disrupt the markets for Securities.
5.5. Prohibitions and Restrictions on 10b5-1 Plans
Applicable to All 10b5-1 Plans. Subject to the exceptions described in Section 6, the following prohibitions and restrictions apply to any Employee who has adopted a 10b5-1 Plan:
●No Overlapping Plans: No Employee may have more than one 10b5-1 Plan for purchases or sales of Securities on the open market during the same period; provided, however, that a series of separate contracts with different broker-dealers or other agents acting on behalf of such Employee may be treated as a single 10b5-1 Plan if all such contracts, when taken together as a whole, satisfy all the applicable conditions of, remain subject to, Rule 10b5-1(c)(1) under the Exchange Act; and
●Restrictions on Single-Trade Plans: No Employee may have more than one single-trade 10b5-1 Plan during any 12-month period. A single-trade 10b5-1 Plan is one that has the practical effect of requiring the purchase or sale of Securities as a single transaction.
●Entry Into and Modifications of 10b5-1 Plans: Subject to Section 5.3, no Employee may enter into, modify or terminate a 10b5-1 Plan during a blackout period.
5.6.Gifts
Directors and Key Employees are required to obtain pre-approval from the General Counsel’s office prior to making any gifts of Securities. If any director or Key Employee seeks to transfer Securities to a trust formed for estate-planning purposes or a family limited partnership, charitable foundation or similar entity for which the transferring director or Key Employee controls the investment and voting decisions of the trust or entity, then all terms of this Policy which apply to the such director or Key Employee shall also apply to the trust or entity and the pre-approval of the General Counsel’s office will be subject to the applicable director or Key Employee confirming in writing that he/she will remain responsible for such compliance.
6.Certain Exceptions
There are some limited exceptions to the restrictions described in this Policy.
10b5-1 Trading Plans:
●With respect to overlapping 10b5-1 Plans, an Employee may have two separate 10b5-1 Plans provided (i) there is no overlap in timing of trades between the two plans, and trading under the earlier-commencing plan concludes or expires before trading is authorized under the later-commencing plan, and (ii) the separate 10b5-1 Plans satisfy all other conditions applicable to 10b5-1 Plans.
●With respect to overlapping 10b5-1 Plans, an Employee may have separate 10b5-1 Plans for “sell-to-cover” transactions in which an Employee instructs an agent to sell Securities in order to satisfy tax withholding obligations at the time an equity award vests. Any such additional 10b5-1 Plan must only authorize qualified “sell-to-cover” transactions.
●With respect to single-trade 10b5-1 Plans, an Employee may have a single-trade 10b5-1 Plan for “sell-to-cover” transactions.
Restricted Stock Vesting / Option Exercises: This Policy does not apply to the vesting of restricted stock nor to a cash exercise of vested employee stock options granted by Iron Mountain because the purchase price for such stock options is fixed. However, this Policy applies to any sale of stock acquired through such exercises and any sale of stock to pay for the exercise price for stock options (commonly referred to as a “cashless exercise”).
Example 1: Employee #1 has 100 shares of restricted stock that vests today. The actual vesting of the restricted stock, with no sale of the stock, is not governed by this Policy.
Example 2: Employee #1 now wants to sell the 100 shares of stock that vested. The sale of the stock is governed by this Policy.
Example 3: Employee #2 wants to pay cash for the exercise price of 100 vested options, without selling the 100 shares of Iron Mountain stock the employee received after paying the exercise price. This transaction is not governed by this Policy.
Example 4: Employee #3 wants to pay for the exercise price of 100 vested options by selling Iron Mountain stock the employee currently holds. The sale of the stock to pay for the exercise price is governed by this Policy.
Open-End Mutual Fund: This Policy does not apply to any investment held in an open-end mutual fund or similar fund even though such funds may from time to time buy or sell Securities, as long as the employee who is investing in the fund does not control the investment decisions of the fund manager.
Charitable / Non-Profit Institutions: This Policy does not apply to transactions engaged in by charitable or non-profit institutions not otherwise in possession of material nonpublic information merely because an Employee is associated with the institution; provided, however, that the Employee is not exercising control over the transaction or tipping the institution in connection with the transaction.
Employee Stock Purchase Plan: This Policy does not apply to periodic contributions by Employees to Iron Mountain’s employee stock purchase plan (“ESPP”) which are used to purchase Securities pursuant to the Employee’s elections under the ESPP. However, no Employee covered by this Policy may change such Employee’s purchase instructions under the ESPP while in the possession of material nonpublic information or, for Key Employees, during a blackout period. This Policy does apply to the sale of any Securities acquired under the ESPP.
Hardship Exceptions: In limited circumstances, the Company’s General Counsel may grant a hardship exception to an Employee who is otherwise subject to a blackout period and who has an unexpected and urgent need to sell Securities in order to generate cash. However, a transaction that may be necessary or seem justifiable for independent reasons including a need to raise money for a personal financial emergency is neither a general exception to this Policy nor a safeguard against prosecution for violation of insider trading laws. Hardship exemptions may be granted only by the General Counsel and must be requested at least three business days in advance of the proposed trade. Under no circumstances will a hardship exception be granted during an event-specific blackout period or to a director or Senior Officer.
7.Reporting Requirements
This Policy prohibits short-term trading as described in Section 5.4. U.S. federal securities laws impose additional restrictions on short-term trading. As such, directors and Section 16 Reporting Officers are subject to short-swing profit recovery provisions under U.S. federal securities laws, and directors and Section 16 Reporting Officers must report changes in their beneficial ownership of Securities with the U.S. Securities and Exchange Commission. Iron Mountain will generally assist with the filings required under Section 16 of the Exchange Act on behalf of such directors and Section 16 Reporting Officers. Any director or Section 16 Reporting Officer who does not hold Securities through Iron Mountain’s stock administrator, in addition to having the transaction pre-approved as required herein, must, no later than upon execution, report to the General Counsel’s office the details of every transaction involving Securities in which such person engages.
8.Post-Termination Transactions
This Policy continues to apply to transactions in Securities even after termination of service. If an Employee possesses material, nonpublic information when such Employee’s service terminates, such Employee may not trade Securities until that information has become public or is no longer material. In addition, if such Employee is a director or a Section 16 Reporting Officer, the pre-approval procedures specified above continue for a period of up to six months so Iron Mountain can ensure compliance with Section 16 reporting obligations. For all other Employees, the pre-approval requirements cease to apply at the time of the termination of service.
9.Consequences of Violations
Insider trading violations are vigorously prosecuted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice and state enforcement authorities. Punishment for insider trading violations is severe, and could include any combination of the following:
●a civil penalty of up to the greater of $1,000,000 and three times the profit gained or loss avoided;
●substantial criminal fines of up to $5,000,000 for individuals; and
●imprisonment for up to 20 years.
Noncompliance with applicable securities laws or this Policy constitutes grounds for disciplinary action, which may include termination of employment.
10. Changes to the Policy

Iron Mountain can revise this Policy any time. If revised, Iron Mountain will make proper disclosure of the revised Policy. Employees may receive a copy of this Policy and any subsequent revisions hereto electronically; Iron Mountain assumes that each Employee has read and understands this Policy. If any Employee does not understand this Policy or any revised Policy, such Employee is directed to contact the General Counsel’s office.

Company Assistance
This Policy is intended to serve as a general reminder for our Employees of their duties under U.S. federal and state laws concerning insider trading. Those laws are subject to change and depend on the facts and circumstances in a particular situation. Extreme caution is usually the best practice in this area. In all cases, the responsibility for determining whether you are in possession of material nonpublic information rests with you, and any action on the part of Iron Mountain, the General Counsel or any other Employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
If you have any questions about specific transactions or general questions about this Insider Trading Policy, please contact the General Counsel’s office at insidertradingcertification@ironmountain.com. Remember, however, the ultimate responsibility for adhering to the Insider Trading Policy and avoiding improper transactions rests with you.
Certification
New Employees will be required to certify their understanding of and intent to comply with this Policy. Senior Officers, directors and other Key Employees may be required to certify compliance on an annual basis.
The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Iron Mountain Incorporated Insider Trading Policy.
Date: _____________________    Signature: ________________________________

Name: ___________________________________

Department: ______________________________

Schedule A – KEY EMPLOYEES
Key Employees:     Individuals holding the following positions are considered to be “Key Employees” for purposes of the Iron Mountain Insider Trader Policy:
        (a)    The President and each Executive Vice President, Senior Vice President or Vice President of Iron Mountain Incorporated or any of its subsidiaries;
    (b)    The Controllers and Regional Controllers of Iron Mountain Incorporated or any of its subsidiaries;
    (c)    Executive support staff who work for any Executive Vice President or Senior Vice President of Iron Mountain Incorporated or any of its subsidiaries;
        (d)    Persons (i) with access to Workiva or Diligent; (ii) whose titles include the word “Director” or who have the status of a Director in financial, budgeting, accounting, financial planning and analysis, investor relations or treasury functions; or (iii) who are otherwise identified by his or her manager to be a “Key Employee” for purposes of the Iron Mountain Insider Trading Policy;
        (e)    Persons in enterprise financial planning and analysis or enterprise strategic planning with any title or position; and
    (f)    Any other person whose position or responsibilities place him or her in a position to know quarterly or annual financial results of worldwide or North America operations prior to public announcement.

Schedule B – PRE-CLEARANCE CERTIFICATION
IRON MOUNTAIN INSIDER TRADING POLICY
SECURITIES TRANSACTION PRE-CLEARANCE CERTIFICATION
This Certification is to be submitted by any “Insider” before initiating any transactions in Iron Mountain Incorporated (the “Company”) securities. An “Insider” is defined in the Annual Memorandum of the Company’s Insider Trading Policy.
CERTIFICATION
I hereby certify that I am not in possession of any “material, non-public information” concerning the Company, as described in the Company’s Insider Trading Policy. I understand that, if I trade while possessing such information, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination. I also acknowledge and understand that I am not permitted to trade until an authorized approval signature is provided below.
As an executive required to trade via a trading plan and/or a director intending to set up a trading plan, I further certify that I am adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

Requester signature ______________________________        Date ___________________

Authorized approval signature ______________________        Date ___________________

Note: This form is not required in the case of (a) the exercise of stock options acquired under a Company equity compensation plan if the exercise price is paid by the option holder in cash and no shares are sold in the market, (b) a person’s election to direct the Company to withhold shares that are subject to an option in order to meet tax withholding requirements provided no shares are sold in the market, or (c) the vesting of equity awards or an election to have the Company withhold shares to fulfill tax withholding requirements when the stock vests. This form is required in the case of a cashless broker-assisted sale of stock and other market sales designed to generate cash to satisfy an option’s exercise price or to satisfy tax withholding obligations on the vesting of restricted stock or restricted stock units.
*Signed certifications should be submitted to the General Counsel’s office at insidertradingcertification@ironmountain.com.